Exhibit 99.1

STRATEGIC MERGER UPDATE A P R I L 3 0 , 2 0 2 4

2 DISCLAIMER & FORWARD LOOKING STATEMENTS FORWARD - LOOKING STATEMENTS This communication contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 . In general, forward - looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” “project,” “forecast,” “seek,” “strategy,” “future,” “opportunity,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” “will be,” “will continue,” “will likely result,” or the negative of these terms or comparable variations, and include statements relating to the benefits of the proposed transaction (including the accretive value to earnings), the plans, objectives, expectations, and intentions of FirstSun Capital Bancorp (“FirstSun”) and HomeStreet, Inc . (“HomeStreet”) following their combination, the expected timing of completion of the transaction, and other statements that are not historical facts, although not all forward - looking statements contain such identifying words . Such forward - looking statements represent management’s beliefs, based upon information available at the time the statements were made, with regard to the matters addressed ; they are not guarantees of future performance . Actual results could differ materially from the results expressed or implied by the forward - looking statements, which are subject to numerous assumptions, risks, and uncertainties that could change over time . These forward - looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor, as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability . Factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the transaction may not be realized or take longer than anticipated to be realized, (2) disruption from the transaction of customer, supplier, employee, or other business partner relationships, (3) the occurrence of any event, change, or other circumstances that could give rise to a delay in closing the transaction or the termination of the merger agreement, (4) the occurrence of a change in the interest rate environment, including the magnitude and duration of interest rate changes, which could adversely affect FirstSun’s and HomeStreet’s revenue and expenses, value of assets and obligations, and the availability and cost of capital and liquidity, along with the consummation of the merger, (5) the failure to obtain the necessary approval by the shareholders of HomeStreet, (6) the possibility that the costs, fees, expenses, and charges related to the transaction may be greater than anticipated, (7) the ability of FirstSun to obtain required governmental approvals of the transaction on the anticipated timeframe and without the imposition of adverse conditions, (8) reputational risk and the reaction of the companies’ customers, suppliers, employees, or other business partners to the transaction, (9) the failure of the closing conditions in the merger agreement to be satisfied, or any unexpected delay in closing the transaction, (10) the risks relating to the integration of HomeStreet’s operations into the operations of FirstSun, including the risk that such integration will be materially delayed or will be more costly or difficult than expected, (11) the risk of potential litigation or regulatory action related to the transaction, (12) the risks associated with FirstSun’s pursuit of future acquisitions, (13) the risk of expansion into new geographic or product markets, (14) the dilution caused by FirstSun’s issuance of additional shares of its common stock in the transaction and related capital raises, (15) the inability to obtain alternative capital in the event it becomes necessary to complete the proposed transaction, (16) risks that the proposed transaction disrupts current plans and operations of FirstSun and HomeStreet, (17) FirstSun’s and HomeStreet’s estimates of its financial performance, (18) the impact of inflation, (19) the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of FirstSun’s and HomeStreet’s underwriting practices, and the risk of fraud, (20) fluctuations in the demand for loans, (21) the ability to develop and maintain a strong core deposit base or other low cost funding sources necessary to fund FirstSun’s and HomeStreet’s activities, particularly in a rising or high interest rate environment, (22) the rapid withdrawal of a significant amount of deposits over a short period of time, (23) results of examinations by regulatory authorities of FirstSun and HomeStreet and the possibility that any such regulatory authority may, among other things, limit FirstSun’s or HomeStreet’s business activities, restrict FirstSun’s or HomeStreet’s ability to invest in certain assets, refrain from issuing an approval or non - objection to certain capital or other actions, increase FirstSun’s or HomeStreet’s allowance for credit losses, result in write - downs of asset values, restrict FirstSun’s or HomeStreet’s ability or that of a FirstSun or HomeStreet bank subsidiary to pay dividends, or impose fines, penalties, or sanctions, (24) the impact of bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks, (25) changes in the markets in which FirstSun and HomeStreet compete, including with respect to the competitive landscape, technology evolution, or regulatory changes, (26) changes in consumer spending, borrowing, and saving habits, (27) slowdowns in the securities trading or shifting demand for security trading products, (28) the impact of natural disasters and health epidemics, (29) legislative and regulatory changes, (30) impact of operating in a highly competitive industry, (31) reliance on third party service providers, (32) competition in retaining key employees, (33) risks related to data security and privacy, including the impact of any data security breaches, cyberattacks, employee, or other internal misconduct, malware, phishing or ransomware, physical security breaches, natural disasters, or similar disruptions, (34) changes to accounting principles and guidelines, (35) potential litigation relating to the proposed transaction that could be instituted against FirstSun, HomeStreet, or their respective directors and officers, including the effects of any outcomes related thereto, (36) volatility in the trading price of FirstSun’s or HomeStreet’s securities, (37) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction and identify and realize additional opportunities, (38) the effect of the announcement or pendency of the proposed transaction on FirstSun’s and HomeStreet’s business relationships, operating results, and business generally, (39) potential difficulties in retaining FirstSun and HomeStreet customers and employees as a result of the proposed transaction, and (40) general competitive, economic, political, and market conditions . Shareholders and investors should also carefully consider the other risks and uncertainties described in the “Risk Factors” section of FirstSun’s preliminary registration statement on Form S - 4 that contains a preliminary Proxy Statement of HomeStreet and a preliminary Prospectus of FirstSun discussed below, and other documents subsequently filed by FirstSun and HomeStreet with the U . S . Securities and Exchange Commission (“SEC”) . Further information regarding additional factors that could cause results to differ materially from those described above can be found in FirstSun’s Annual Report on Form 10 - K for the year ended December 31 , 2023 , which is on file with the SEC and is available in the “Investor Relations” section of FirstSun’s website, https : //ir . firstsuncb . com/investor - relations/default . aspx, and in other documents FirstSun files with the SEC, and in HomeStreet’s Annual Report on Form 10 - K for the year ended December 31 , 2023 , as amended which is on file with the SEC and is available in the “Investor Relations” section of HomeStreet’s website, https : //ir . homestreet . com/corporate - profile/default . aspx, and in other documents HomeStreet files with the SEC . These filings do and will identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward - looking statements . Many of these factors are beyond FirstSun’s and HomeStreet’s ability to control or predict . If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward - looking statements . There may also be additional risks that neither FirstSun nor HomeStreet presently knows, or that FirstSun or HomeStreet currently believes are immaterial, that could cause actual events and results to differ from those contained in the forward - looking statements . Accordingly, shareholders and investors should not place undue reliance on any such forward - looking statements . All forward - looking statements speak only as of the date of this communication, and neither FirstSun nor HomeStreet assumes any obligation to update forward - looking statements to reflect circumstances or events that occur after the date the forward - looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws . FirstSun and HomeStreet anticipate that subsequent events and developments will cause FirstSun’s and HomeStreet’s assessments to change . Neither FirstSun nor HomeStreet gives any assurance that either FirstSun or HomeStreet, or the combined company, will achieve the results or other matters set forth in the forward - looking statements . FirstSun and HomeStreet qualify all forward - looking statements by these cautionary statements .

3 DISCLAIMER & FORWARD LOOKING STATEMENTS (CONTINUED) NO OFFER OR SOLICIATION This document is not a proxy statement or solicitation or a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction of any vote or approval and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of FirstSun, HomeStreet, or the combined company, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction . No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, and otherwise in accordance with applicable law . IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT In connection with the proposed transaction, FirstSun filed with the SEC a preliminary Registration Statement on Form S - 4 that included a preliminary proxy statement of HomeStreet and a preliminary prospectus of FirstSun on March 8 , , 2024 , which is not yet final and will be amended, as well as other relevant documents concerning the proposed transaction . INVESTORS AND SHAREHOLDERS, PRIOR TO MAKING ANY INVESTMENT OR VOTING DECISION, ARE URGED TO READ THE PRELIMINARY REGISTRATION STATEMENT AND THE PRELIMINARY PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, AND THE DEFINITIVE VERSIONS THEREOF (WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRSTSUN, HOMESTREET, AND THE PROPOSED TRANSACTION . Investors and shareholders may obtain a free copies of these documents, including the preliminary proxy statement of HomeStreet and preliminary prospectus of FirstSun, as well as other filings containing information about FirstSun and HomeStreet, without charge, at the SEC’s website, www . sec . gov . Investors and shareholders may also obtain free copies of the documents filed with the SEC, without charge, by FirstSun (a) on its website at https : //ir . firstsuncb . com/investor - relations/default . aspx under “Financials and Filings” ; or (b) through directing a request to FirstSun Capital Bancorp, Attention : Investor Relations, 1400 16 th Street, Suite 250 , Denver, CO 80202 , (303) 962 - 0150 ; or by HomeStreet (a) on its website https : //ir . homestreet . com/sec - filings/all - filings/default . aspx ; or (b) through directing a request to HomeStreet, Inc . Investor Relations, 601 Union St . Suite 2000 , Seattle, WA 98101 , (206) 623 - 3050 . PARTICIPANTS IN THE SOLICITATION FirstSun, HomeStreet and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from shareholders of HomeStreet in connection with the proposed transaction. Information regarding the directors and executive officers of FirstSun and HomeStreet and other persons who may be deemed participants in the solicitation of the shareholders of HomeStreet in connection with the proposed transaction are included in the preliminary proxy statement/prospectus for HomeStreet’s shareholder meeting, which was filed by FirstSun with the SEC on March 8, 2024. Information about the directors and officers of FirstSun and their ownership of FirstSun’s common stock can be found in FirstSun’s annual report on Form 10 - K, as filed with the SEC on March 7, 2024, and other documents subsequently filed by FirstSun with the SEC. Information about the directors and officers of HomeStreet and their ownership of HomeStreet’s common stock can be found in HomeStreet’s preliminary proxy statement included in the preliminary registration statement on Form S - 4, as filed by FirstSun with the SEC on March 8, 2024, HomeStreet’s annual report on Form 10 - K, as filed by HomeStreet with the SEC on March 6, 2024, as amended by HomeStreet’s annual report on Form 10 - K/A, as filed by HomeStreet with the SEC on April 29, 2024 and other documents subsequently filed by HomeStreet with the SEC. Additional information regarding the interests of such participants is included in the preliminary proxy statement/prospectus and other relevant documents regarding the proposed transaction filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

4 4.65% 3.75% Sep - 23 Oct - 23 Nov - 23 Dec - 23 Jan - 24 Feb - 24 Mar - 24 4.00% 4.25% 4.50% 4.75% 5.00% What Has Changed Since the Reversion to Higher - for - Longer Environment FSUN/HMST Merger Announcement? Meeting Dates Source: S&P Global Market Intelligence, FactSet, Forbes, Bloomberg and CBS News. (1) Measured from 1/2/2024 to 4/29/2024. VOLATILE ENVIRONMENT SINCE MERGER ANNOUNCEMENT x Further pressure on NIMs x Rising stress & delinquencies in select CRE categories (Office, NYC multifamily, etc . ) x Interest rate mark - to - market modestly worse x More defensive regulatory posture 5 Year U.S. Treasury Federal Funds Expectations 5.32% 5.30% 5.25% 5.15% 5.09% 4.99% 4.93% 4.81% 4.55% 4.34% 4.10% 3.92% 3.75% 3.59% 3.50% 4.00% 4.50% 5.00% 5.50% May - 24 Jun - 24 Jul - 24 Aug - 24 Sep - 24 Oct - 24 Nov - 24 Dec - 24 Jan - 25 Current Estimates 2023 Year End Estimates 134 bps Material Environment Factors: Higher - for - Longer Rate Environment CRE Concentration Focus

TRANSACTION UPDATE

Actions that FSUN/HMST Are Taking In Response to Environmental Changes

- ✓ Further fortressing of the pro forma balance sheet
- ✓ Raising additional capital and reducing CRE concentration levels
- ✓ Pro forma bank charter selection: transition from OCC to Texas state charter
- ✓ Actively monitoring and risk managing rate risk in the HomeStreet portfolio
- ✓ Identification of more cost synergies
- ✓ Accelerating the lift-out and ramp-up of C&I team in Southern California
- ✓ Adjusting the exchange ratio to account for higher-for-longer impact on respective earnings forecast

What Has NOT Changed Since Announcement…

- ✓ **Strategic rationale & industrial logic**
- ✓ **Credit quality in the HMST loan portfolio**
  - Credit mark remains unchanged
- ✓ **Fortress, de-risked balance sheet**
  - Mid-9% CET1 at closing (Hold Co.)
  - Mid-10% CET1 at closing (Bank)
  - 385% CRE Concentration ratio at closing (Bank)
  - $288 million of embedded capital via rate mark accretion post-closing
- ✓ **Compelling accretion & returns**
  - 24%+ EPS accretion in 2025
  - ~2.8 year TBV earn back
  - 25%+ IRR
  - 1.3% pro forma ROAA in 2025
- ✓ **Valuation discount vs. $15-$30B Peers**
  - 1.2x P/TBV vs. Peer range of 1.4x-1.8x
  - 6.3x 2025 P/E vs. Peer range of 10.3x-11.7x

5

TRANSACTION UPDATE

$ in millions, except per share amounts		At Announcement (1/16/2024)	Revised
Closing Date	Targeted Close	Mid-2024	Late 2024
Regulatory/Charter Structure	Bank Holding Company (BHC)	Federal Reserve	Federal Reserve
	Subsidiary Bank	OCC	Texas state charter
Common Equity Capital Raise	Total Raise Amount ($M)	$175.0	$235.0[1]
	Invested at Announcement ($M)	$80.0	$80.0
	Concurrent with Merger Closing ($M)	$95.0	$155.0[1]
	FSUN Issuance Price	*$32.50*	*$32.50*
	Subordinated Debt (Tier 2 Qualifying) ($M)	$0.0	$48.5
Loan Concentration Reduction		None Assumed	$300M CRE Reduction
Exchange Ratio & Pro Forma Ownership	Fixed Exchange Ratio	0.4345x	0.3867x
	FSUN Ownership	64%	63%
	HMST Ownership	22%	19%
	Wellington[2]	9%	9%
	Other Investor Group Capital Commitments	5%	9%[1]
Valuation to HMST	Aggregate Merger Consideration ($M)	$286[3]	$264[5]
	Indicative Price Per HMST Share	$14.75[3]	$13.58[5]
	Price / TBV at Announcement	0.56x[4]	0.49x[6]
	Price / HMST 2025 Fully Synergized Earnings	2.2x	2.2x
Key Financial Impacts to FSUN	**2025 EPS Accretion**	**30% +**	**24% +**
	TBV Earnback	**Less than 2 years**	**~2.8 years**
	Fully-Loaded TBV Dilution	**~(9%)**	**~(14%)**
	IRR	**25% +**	**25% +**

Source: S&P Global Market Intelligence; FactSet; Company Documents.
(1) The Company has secured additional capital commitments of $45 million, and has high confidence that it will obtain an additional $15 million. All modeling in the investor presentation assumes the Company will obtain the additional $15 million in commitments. (2) Wellington ownership includes $115 million of total equity investment; excludes warrants. (3) Utilizing the FSUN 20-day average of $33.95 as of 1/12/2024. (4) Announcement TBV of $26.18 as of 9/30/2023. (5) Utilizing the FSUN 20-day average of $35.11 as of 4/29/2024. (6) Revised TBV of $27.49 as of 3/31/2024.

6

MERGER ECONOMICS & KEY FINANCIAL IMPACTS UPDATE

$ in millions, except per share amounts		At Announcement (1/16/2024)		Revised	
		FSUN[1]	HMST	FSUN[1]	HMST
Estimated TCE @ Closing	Estimated @ 6/30/2024 ($M)	$819.3	$532.1	$806.2	$513.4
	Plus: Q3/Q4 Forecast ($M)	--	--	56.2	(6.3)
	Equals: Estimated at Close (12/31/2024) ($M)	--	--	$862.4	$507.0
		FSUN	HMST	FSUN	HMST
2025 Standalone Forecast	Net Income ($M)	$114.5	$32.7	$114.3	$12.2
	ROAA	1.3%	0.4%	1.3%	0.1%
Fair Value Marks (After-Tax)	AOCI ($M)	($88.0)		($91.3)	
	Gross Credit Mark ($M)	($61.6)		($61.6)	
	Loan Rate Mark ($M)	($323.4)		($341.2)	
	MSR/Other Assets ($M)	$0.1		$0.3	
	Funding Liabilities ($M)	$69.8		$48.5	
Deal Charges	Total Pre-Tax Charges ($M)	$86.8		$91.7	
	Already Incurred Charges ($M)	--		$5.1	
Cost Synergies	2025E Pre-Tax ($M)	$55.0		$62.6	
Key Financial Impacts to FSUN	**2025 EPS Accretion**	**30% +**		**24% +**	
	TBV Earnback	**Less than 2 years**		**~2.8 years**	
	Fully Loaded TBV Dilution	**~(9%)**		**~(14%)**	
	IRR	**25% +**		**25% +**	
2025 Pro Forma Profitability	**ROAA**	**1.4%**		**1.3%**	
	ROATCE	**17%**		**17%**	
	NIM	**3.9%**		**3.8%**	
Long-Term EPS Accretion & Pro Forma Profitability	**EPS Accretion**	**30% +**		**30% +**	
	ROAA	**1.5% +**		**1.4% +**	

No change after re-underwriting post announcement (Gross Credit Mark)

Source: S&P Global Market Intelligence; FactSet; Company Documents. (1) Excludes merger expenses and impact of $80 million capital from Wellington.

7

PRO FORMA CAPITAL & BALANCE SHEET REVIEW

	@ Announcement	Revised Transaction		Comparables	
	FirstSun Capital Bancorp [HomeStreet]	FirstSun Capital Bancorp [HomeStreet]		Recently Closed M&A[(1)]	Pro Forma Peers[(2)]
	@ Close (6/30/2024)	@ Close (2024 YE)	2025 YE		
CRE Concentration (Bank Level)[(3)]:					
CRE as a % of Total Capital	**424%**	**385%**	**330%**	398%	245%
CRE ex. Multi as a % of Total Capital	**154%**	**135%**	**113%**	351%	215%
Bank Level Capital:					
Tier 1 Leverage	**8.6%**	**8.6%**	**9.6%**	9.4%	10.2%
CET1 Ratio	**10.5%**	**10.6%**	**11.8%**	9.9%	12.6%
Total Risk-Based Capital	**11.1%**	**11.3%**	**12.6%**	10.9%	13.7%
Consolidated BHC Capital:					
TCE/TA	**7.2%**	**7.2%**	**8.3%**	6.9%	8.2%
CET1 Ratio	**9.1%**	**9.3%**	**10.6%**	8.9%	12.2%
Other Balance Sheet Highlights:					
Reserves / Loans	**1.2%**	**1.1%**	**1.2%**	1.1%	1.2%
Loans / Deposits	**101%**	**100%**	**99%**	90%	84%
AOCI as a % of GAAP Equity	**3%**	**3%**	**3%**	2%	12%

Source: S&P Global Market Intelligence; FactSet; Company Documents. (1) Bank M&A deals that closed in 2023/2024 where seller assets were over $1 billion and whereby the seller assets were over 50% of the buyers assets; three deals: Washington Federal, Inc./Luther Burbank Corporation, Columbia Banking System, Inc./Umpqua Holdings Corporation and Shore Bancshares, Inc./The Community Financial Corporation; capital ratio data shown in the chart reflects the median first reported quarter post-closing. (2) Nationwide major exchange-traded banks and thrifts with most recent quarter total assets between $15 and $30 billion, excluding merger targets, mutuals, and merger-of-equals participants. (3) WAFD regulatory capital 2024Q1 data not released; estimates based on 2024Q1 earnings release and individual company regulatory financials as of 2023Q4 (Washington Federal Inc. and Luther Burbank Corp.).

8

IMPRESSIVE CAPITAL ACCRETION & DURABLE PRO FORMA BALANCE SHEET

Post-Closing Capital Ratios 2024-2026E

Legend: GAAP Basis | Rate Mark Effect[(1)]

CET1 Capital Ratio



$288M of rate mark timing difference will accrete through earnings
FSUN/HMST in excess of recently closed deals
FirstSun Capital
HomeStreet
8.9%
11.3%
9.3%
12.1%
10.6%
12.9%
11.9%
12.2%
+130 bps
+123 bps
Recently Closed M&A Comps(2)
2024 YE Closing
2025 YE
2026 YE
Peer Median(3)

CRE / Total Risk Based Capital Ratio[(6)]



FirstSun Capital
HomeStreet
398%
385%
330%
272%
245%
Recently Closed M&A Comps(2)
2024 YE Closing
2025 YE
2026 YE
Peer Median(3)

Well-Positioned for Any Environment

Legend: GAAP Basis | Ex. Multifamily

ACL / Loans



1.37%
1.15%
1.18%
(4,5)
Peer Median (3)

AOCI as a % of GAAP Equity



3.4%
11.9%
(5)
Peer Median (3)

Source: S&P Global Market Intelligence. (1) Rate mark effect adds back any unamortized interest rate marks. (2) Bank M&A deals that closed in 2023/2024 where seller assets were over $1 billion and whereby the seller assets were over 50% of the buyers assets; three deals: Washington Federal, Inc./Luther Burbank Corporation, Columbia Banking System, Inc./Umpqua Holdings Corporation and Shore Bancshares, Inc./The Community Financial Corporation; capital ratio data shown in the chart reflects the median first reported quarter post-closing. (3) Nationwide major exchange-traded banks and thrifts with most recent quarter total assets between $15 and $30 billion, excluding merger targets, mutuals, and merger-of-equals participants. (4) Ex. multifamily excludes the implied HMST multifamily loans at close and the reserves attributed to multifamily loans as of 3/31/2024. (5) Pro forma ratios are estimates at deal closing and include the pro forma merger adjustments and purchase accounting marks. (6) Shown at bank-level regulatory capital used, WAFD regulatory capital 2024Q1 data not released; estimates based on 2024Q1 earnings release and individual company regulatory financials as of 2023Q4 (Washington Federal Inc. and Luther Burbank Corp.).

9

SHAREHOLDER VALUE CREATION THESIS INTACT

	FirstSun Capital Bancorp / HomeStreet[1]	In Line or Better Than Peers?	Pro Forma Peers[2] Median	Pro Forma Peers[2] Top Quartile
Profitability[3]	*Estimated*			
Net Interest Margin	**3.8%**	✓	3.3%	3.4%
Fee Income / Revenue	**24%**	✓	17%	24%
Core ROAA	**1.3%**	✓	1.1%	1.3%
Core ROATCE	**17%**	✓	15%	17%
Implied Trading Multiples				
Stock Price[4]	**$35.11**		--	--
Price / TBV @ Closing[5]	**1.18x**		1.35x	1.79x
Trading Multiple Differential			*15%*	*52%*
Price / 2025 EPS[6]	**6.3x**		10.3x	11.7x
Trading Multiple Differential			*63%*	*85%*

Source: S&P Global Market Intelligence; FactSet.
(1) Pro forma ratios are estimates at deal closing and include purchase accounting and other merger adjustments. (2) Nationwide major exchange-traded banks and thrifts with most recent quarter total assets between $15 and $30 billion, excluding merger targets, mutuals, and merger-of-equals participants. (3) Profitability metrics for FSUN/HMST estimated as of first full year of pro forma operation, FY 2025; last twelve months for Peers. (4) Utilizing the FSUN 20-day average price of $35.11 as of 4/29/2024. (5) Pro forma TBVPS of $29.83 at close. (6) Pro forma 2025 EPS of $5.57.

10

11 INTEGRATION UPDATE Progress • Extensive integration and conversion planning • Actively monitoring and risk managing rate risk in the HomeStreet portfolio • SoCal C&I business development team hired What’s Next • Mid to Late May: File merger and conversion applications with the Federal Reserve and Texas Department of Banking • Transaction close targeted for late 2024 • Execute in conjunction with closing: common equity capital raise, subordinated debt raise, and asset and wholesale funding reductions • Anticipated systems conversion and bank merger late in 2024 or early in 2025 • Execute on business and financial plans; 100% of synergy targets expected to be achieved in 2025

12 COMPELLING INVESTMENT THESIS UNCHANGED Premier, differentiated regional bank positioned for growth Balanced franchise with a focus in the nation’s most attractive metro markets and complemented by funding from stable, granular markets Combined balance sheet well - positioned for either a rising rate or declining rate environment Exceptional financial benefits and upside for both sets of shareholders Favorable shareholder construct and trading dynamics (50%+ insider and affiliates ownership pro forma)

13 Appendix

14 Source: S&P Global Market Intelligence; Company Documents. (1) Defined as nonaccrual loans and 90 days past due or more. LOAN PORTFOLIO UPDATE (2024Q1) FirstSun HomeStreet C&I 39% Owner - occupied CRE 10% Investor CRE 20% Consumer 1% Residential Real Estate 18% Public Finance & Other 12% C&I 5% Owner - occupied CRE 5% Investor CRE 69% Consumer 5% Residential Real Estate 16% $6.3 B Total Loans $7.4 B Total Loans Adjusted For Credit Mark HMST $ in millions FSUN $ in millions $80.0 $39.7 ACL ($M) $79.8 ACL ($M) 53.3 53.3 Nonperforming Loans ($M) (1) 57.6 Nonperforming Loans ($M) (1) 7,445 7,445 Total Loans HFI ($M) 6,285 Total Loans HFI ($M) 1.07% 0.53% ACL / Total Loans HFI 1.27% ACL / Total Loans HFI 150% 74% ACL / Nonperforming Loans 139% ACL / Nonperforming Loans $4.7 Since '19 Cumulativ e NCO ($M) $35.9 Since '19 Cumulativ e NCO ($M) 0.1% Cumulativ e NCO / Av g. Loans 0.8% Cumulativ e NCO / Av g. Loans

TRANSACTION SUMMARY

Merger Structure & Consideration	▪ Entities: FirstSun Capital Bancorp ("FirstSun" or "FSUN"), HomeStreet Inc. ("HomeStreet" or "HMST") ▪ FirstSun will be the legal and accounting acquiror ▪ 100% common stock; FirstSun to issue shares to HomeStreet shareholders ▪ Exchange ratio: HomeStreet shareholders will receive 0.3867 shares of FirstSun for each HomeStreet share ▪ Aggregate merger consideration to HMST of $264 million[1] ▪ NASDAQ uplist prior to closing of the merger
Committed Capital	▪ $235[2] million in capital commitments from an investor group led by Wellington Management ▪ $80 million was invested following announcement (1/17/2024) and $155[2] million will fund concurrent with the merger closing ▪ Purchase price is fixed at $32.50 per FSUN share ▪ Capital enables combined entity to continue organic growth while maintaining 9%+ CET1 at BHC and 10%+ at bank level after purchase accounting adjustments
Shareholder Ownership	▪ 63% FirstSun / 19% HomeStreet / 9% Wellington[3] / 9% Other Investor Group Capital Commitments
Pro Forma Leadership	▪ Mollie H. Carter (FSUN) — Chairman of the Board ▪ Mark K. Mason (HMST) — Vice Chairman of the Board ▪ Neal E. Arnold (FSUN) — Chief Executive Officer ▪ Robert A. Cafera (FSUN) — Chief Financial Officer
Board of Directors	▪ 12 Directors: 9 from FirstSun / 3 from HomeStreet
Headquarters	▪ Holding company: Denver, Colorado | Bank headquarters: Dallas, Texas ▪ Major Operation Centers: Dallas, TX | Seattle, WA | Southern California | Greater Kansas City
Brand	▪ Combined holding company will be FirstSun ▪ HomeStreet Bank will merge with and into Sunflower Bank ▪ Continuation of HomeStreet and Sunflower Bank branding in legacy markets
Timing & Approval	▪ Subject to receipt of approvals from HomeStreet shareholders as well as regulatory approvals and other customary closing conditions ▪ Targeted closing: late-2024

(1) Utilizing the FSUN 20-day average price of $35.11 as of 4/29/2024.
(2) Assumes the Company obtains an additional $15 million in capital commitments.
(3) Wellington ownership includes $115 million of total equity investment; excludes warrants.

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KEY MODEL IMPACTS AND ASSUMPTIONS

Key Merger Impacts				
	2025E EPS Accretion[1]	**24%+**	**TBV Earnback (Crossover Method)**	**~2.8 Years**
	Tangible Book Value Dilution @ Close[1]	**~(13.5%)**	**IRR**	**25%+**

Earnings	▪ FSUN and HMST standalone projections based on management projections ▪ Pro Forma reflects management's outlook for the combined company
Cost Synergies	▪ Represents approximately $63 million pre-tax or 30% of HMST standalone expense base
Credit Mark	▪ Gross credit mark equal to 1.07% of total loans (~$80 million), resulting in 1.15% pro forma reserves at close ▪ Assumes mark is 85% PCD ▪ CECL Day-2 impact of $12 million assumed in the first Pro Forma full year
Fair Value Marks	▪ $443 million (~6.0%) HMST loan pre-tax write down, $341 million after-tax impact accreted into earnings over 5 years ▪ HMST's AOCI assumed to be an after-tax loss of ~$91 million of which ~$61 million assumed to be accreted through pro forma earnings over 6 years ▪ Rate, spread and other fair value marks: ~$63 million net discount, accreted based on estimated remaining lives of individual assets and liabilities
One Time Costs	▪ ~$87 million pre-tax remaining to be realized at Transaction Close ▪ Reflected in computation of pro forma tangible book value per share at closing
Intangibles	▪ ~$81 million core deposit intangible (~2.3% of non-time deposits), amortized over 10 years utilizing sum-of-year digits methodology ▪ $15 million FNMA DUS license recognized
Additional Assumptions	▪ 23% marginal tax rate for FSUN and all pro forma merger adjustments ▪ Combined Durbin after-tax dis-synergy of ~$7 million annually on a fully phased in basis ▪ $48.5 million subordinated debt raised at close ▪ $300 million CRE loan reduction

Source: Company documents.
(1) To legacy FSUN shareholders, illustratively removing the impact of the $80 million Wellington capital raise following announcement (1/17/2024).

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PURCHASE ACCOUNTING SUMMARY

Tangible Book Value per Share Impact

	$ millions	Shares (M)	$ per share
FirstSun Capital Bancorp (FSUN):			
Estimated Standalone Tangible Book Value at Close (12/31/24)	$942.0	27.4	$34.32
(-) Impact of Wellington Capital Raise at Announcement	(79.6)	(2.5)	
Legacy FSUN Standalone Tangible Book Value at Close	**$862.4**	**25.0**	**$34.52**
Pro Forma:			
Legacy FSUN Standalone Tangible Book Value at Close	$862.4	25.0	
(+) Stock Consideration	263.7 [(1)]	7.5	
(-) Goodwill Created	(13.0) [(2)]		
(+) Impact of Wellington Capital Raise at Announcement	79.6	2.5	
(+) Net Proceeds from Additional Capital Raise	154.6	4.8	
(-) Remaining After-tax FSUN Expenses w/ Merger at Close	(60.6)		
(-) Core Deposit Intangible (CDI) Created	(80.5)		
(-) FNMA DUS License Intangible Created	(15.0)		
(-) After-tax impact from Balance Sheet Optimization	(6.3) [(4)]		
Pro forma FSUN Tangible Book Value at Close (12/31/24)	**$1,184.9**	**39.7**	**$29.83**
TBV Dilution to Legacy FirstSun at Close - $			**($4.69)**
TBV Dilution to Legacy FirstSun at Close - %			**(13.6%)**
Tangible Book Value Earnback (Crossover Method)			**~2.8 Years**

Calculation of Goodwill Created

		$ millions
(A)	**Stock Consideration to HomeStreet (HMST)**	**$263.7** [(1)]
	Estimated HMST Standalone Tangible Common Equity at Close (12/31/24)	$507.0
	(-) Remaining After-tax HMST Expenses w/ Merger at Close	(8.1)
	(-) Net After-tax Credit Mark	(31.2) [(3)]
	(-) After-tax Loan Mark	(341.2)
	(-) After-tax Other Fixed Assets Mark	(3.9)
	(+) After-tax Mortgage Servicing Rights Mark	4.2
	(+) After-tax Time Deposits Mark	6.0
	(+) After-tax FHLB Borrowings Mark	4.2
	(+) After-tax Subordinated Debt Mark	26.3
	(+) After-tax Senior Debt Mark	4.7
	(+) After-tax Trust Preferred Mark	7.3
(B)	**Adjusted HMST Standalone Tangible Common Equity at Close (12/31/24)**	**$175.5**
	Excess Over Adjusted Tangible Book Value (A - B)	**$88.2**
	(-) Core Deposit Intangible (CDI) Created	(80.5)
	(-) FNMA DUS License Intangible Created	(15.0)
	(+) Deferred Tax Liability on Intangibles	20.3
	Goodwill Created	**$13.0** [(2)]

Sources: Company documents; S&P Global Market Intelligence.
(1) Based on 0.3867 shares of FirstSun Capital Bancorp for each HomeStreet, Inc. shares outstanding (~19.4 million, inclusive of unvested common stock equivalents).
(2) Based on expectations and assumptions as of announcement date; subject to change at transaction closing (estimated at 12/31/2024 for illustrative purposes).
(3) Assumes 85% PCD (Purchase Credit Deteriorated) Loans.
(4) Includes after-tax impact of borrowings paydown and loan sale strategies.

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EARNINGS PER SHARE ACCRETION

Full Year 2025 Pro Forma Earnings Walkthrough

	GAAP ($M)	Millions of Diluted Shares	$ per share
FirstSun Capital Bancorp 2025E Standalone Net Income	$114.3	28.0	$4.08
(-) Impact of Wellington Capital Raise at Announcement	0.0	(2.5)	
Legacy FirstSun Capital Bancorp 2025E Standalone Net Income	**$114.3**	**25.5**	**$4.48**
(+) HomeStreet 2025E Standalone Net Income	12.2		
After-tax Pro Forma Adjustments:			
(+) Cost Savings (Fully Phased-in)	$48.2 [1]		
(+) Expansion of SoCal Franchise via Team Lift-Out	4.0		
(-) Combined Durbin Amendment Impact	(3.3) [2]		
(-) Balance Sheet Optimization	(4.6) [3]		
(-) Core Deposit Intangible (CDI) Amortization, net of DTL	(11.3) [4]		
(+) Reversal of HomeStreet CDI Amortization	1.5		
(+) Credit Mark (Non-PCD) Accretion	1.8 [5]		
(+) Loan Interest Rate Mark Accretion	68.2 [6]		
(+) Accretion of AOCI related to AFS Securities	10.2 [7]		
(-) Time Deposits / Debt / Borrowings Mark Accretion	(14.9) [8]		
(-) Other Assets Amortization, Net	(0.6) [9]		
(+) All Other Pro Forma Adjustments, Net	1.2 [10]		
Pro Forma FirstSun Capital Bancorp Net Income	**$227.1**	**40.8** [11]	**$5.57**
Legacy FirstSun Capital Bancorp EPS Accretion - $			**$1.09**
Legacy FirstSun Capital Bancorp EPS Accretion - %			**24.3%**

Sources: Company documents; S&P Global Market Intelligence.
(1) Includes additional cost savings. (2) Half year impact of combined Durbin amendment impact. (3) Impact of borrowings paydown and loan sale strategies. (4) $80.5 million pre-tax CDI amortized over 10 years (sum-of-the-years digits method). (5) $12.0 million non-PCD credit mark accreted over 5 years. (6) $443.0 million pre-tax loan interest rate mark accreted over 5 years. (7) AOCI net of balance sheet optimization of $61.4 million (after-tax), accreted through earnings over 6 years. (8) Time deposits pre-tax mark of $7.8 million accreted over 1 year; borrowings pre-tax mark of $5.4 million accreted over 2.5 years; subordinated debt pre-tax mark of $34.2 million accreted over 7.0 years; senior debt pre-tax mark of $6.1 million accreted over 1.5 years; trust preferred pre-tax mark of $9.6 million accreted over 11.5 years. (9) Mortgage servicing rights pre-tax mark of $5.4 million amortized over 5 years plus fixed assets pre-tax mark of $5.0 million accreted over 20 years. (10) Net impact of cost of financing, interest income from capital raise proceeds, net impact of subordinated debt raise, loss of certain state tax benefits, and pro forma stock grants. (11) Pro forma diluted shares outstanding includes shares issued on the equity raise, pro forma stock grants, impact of Wellington warrants, and shares issued to HomeStreet based on 0.3867x exchange ratio.

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19 Combination Unlocks Significant Synergized Earnings 2025 Estimated, $ in millions MATERIAL SYNERGIZED EARNINGS POWER Source: S&P Global Market Intelligence, Company documents. (1) HMST Management projected 2025 net income, no growth forecast. (2) Net after - tax impact of all other rate mark - to - market. (3) Includes impact of CDI amortization net of reversal of HomeStreet’s CDI, financing costs, interest income on net proceeds, and all other merger related items. ROAA 0.14% 0.87% 1.29% Other (2) Balance All Other Fully Sheet impacts (3) Synergized Optimization Earnings Standalone (1) Securities 1.50%+ Fully implementing the FSUN C&I and Treasury Management playbook in HomeStreet markets could drive ROA to 1.50%+ $12 $77 $115 $10 $70 ($15) $45 $4 ($5) ($7) Net Income Rate Mark Loan Marks Marks Adjusted Net Income Cost Savings (net of Durbin) SoCal Team

PRO FORMA CAP TABLE & INVESTOR EVOLUTION

- ✓ Strong insider and affiliate ownership
- ✓ Significant variance in index/passive and overall institutional ownership relative to peers
- ✓ NASDAQ uplist prior to closing of the merger

Pro Forma FSUN/HMST Cap Table

Market Cap $ in millions[(1)]



Hale Family, Board & Management ($422M mkt cap)
30%
Active Institutional ($191M mkt cap)
14%
Index/Passive Institutional ($38M mkt cap)
3%
Insiders and Affiliates 57%
21%
New FSUN PE/Institutional ($295M mkt cap)
7%
25%
Retail/Non Institutional ($348M mkt cap)
Legacy FSUN PE + <4.9% Ownership ($101M mkt cap)

New FSUN PE/Institutional Investors

($295M market cap)

- JLL (Pioneer transaction)
- Wellington (HMST transaction)
- Castle Creek (HMST transaction)

Legacy FSUN PE + <4.9% Ownership

($101M market cap)

- Aquiline (SGB transaction)
- Lightyear (SGB transaction)

Source: S&P Global Market Intelligence; FactSet. Note: Assumes FirstSun has no passive institutional ownership. (1) Utilizing the FSUN 20-day average of $35.11 as of 4/29/2024.

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